File No. 70-9635

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

AMENDMENT NO. 6
(First Post-Effective)
TO
FORM U-1
APPLICATION-DECLARATION
UNDER
THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

Xcel Energy, Inc.
800 Nicollet Mall
Minneapolis, MN 55402

(Name of company filing this statement and address of principal executive offices)

Xcel Energy, Inc.

(Name of top registered holding company parent of each applicant or declarant)

Gary R. Johnson
Vice President and General Counsel
Xcel Energy, Inc.
800 Nicollet Mall
Minneapolis, MN 55402

(Name and address of agent for service)

The Commission is requested to send copies of all notices, orders and communications in connection with this Application-Declaration to:

Peter D. Clarke
Debra J. Schnebel
Jones, Day, Reavis & Pogue
77 West Wacker
Chicago, IL 60601-1692
Telephone: 312-782-3939
Facsimile: 312-782-8585

        Xcel Energy, Inc., a Minnesota corporation (“Xcel”), as the successor corporation in the merger of Northern States Power Company and New Centuries Energy, Inc., and certain of its subsidiaries (collectively, the “Applicants”) filed an Application-Declaration on Form U-1 with the Securities and Exchange Commission (the “Commission”) in this file on February 23, 2000, as amended April 10, 2000, June 26, 2000, August 3, 2000, August 4, 2000 and August 22, 2000 (as so amended, the “Original Financing U-1”). The purpose of this Amendment No. 6 (First Post-Effective) is to provide additional information regarding the financing transactions over which the Commission reserved jurisdiction in its order in this matter issued on August 22, 2000 (Holding Co. Act Release No. 27218) (the “Financing Order”). Capitalized terms used herein are used with the same meanings as in the Original Financial U-1.

        The Applicants sought approval from the Commission through the Original Financing U-1 for approval of certain financing transactions. In the Financing Order, the Commission reserved jurisdiction over the request that Xcel be permitted to invest proceeds of financings in EWGs and FUCOs and to guarantee the obligations of EWGs and FUCOs in an amount up to 100% of its “consolidated retained earnings”, as defined in Rule 53(a)(2)(ii). The Financing Order approved an aggregate investment of up to $1.2 billion and reserved jurisdiction over the balance of the request.

        Xcel hereby requests that the Commission release jurisdiction over the matter of Xcel’s aggregate investment in EWGs and FUCOs in an amount up to 100% of its “consolidated retained earnings”, as defined in Rule 53(a)(2)(ii), during the Authorization Period.

        In support of this request, Xcel provides the following information which is added to Item 1.K. Description of Proposed Transaction — Financing of EWGs and FUCOs:

        Pursuant to New Century Energies, Inc., Holding Co. Act Release No. 26982 (February 26, 1999) (the “NCE 100% Order”), the Commission authorized NCE to issue and sell securities up to 100% of its consolidated retained earnings for investment in EWGs and FUCOs. In connection with the NCE 100% Order, the Commission requested and received from each of the six state commissions having jurisdiction over the NCE Utility Subsidiaries1 a letter certifying that such state commission has jurisdiction over the respective public utility companies and that such state commission will exercise such authority to protect ratepayers. See Exhibits D-1 through D-6 to the NCE 100% Application. The Applicants respectfully submit that the Commission should rely on such state certifications in reviewing this matter.

        This approach is consistent with the Commission’s Order in American Electric Power Electric Company, Inc. and Central and South West Corporation, Holding Co. Act Release No. 27186 (June 14, 2000). In that order, the Commission held that to the extent that AEP and CSW were authorized pursuant to Sections 32 and 33 of the Act and the rules thereunder to invest up to 100% of their consolidated retained earnings in EWG and FUCO interests, the combined company should also be authorized to invest up to 100% of its combined consolidated retained earnings in EWG and FUCO interests. Similarly, the Applicants rely on the NCE 100% Order,

        1 The NCE Utility Subsidiaries consist of Public Service Company of Colorado, Southwestern Public Service Company and Cheyenne Light, Fuel & Power Company.

and the state certifications obtained by the Commission from each of the state commissions having jurisdiction over the NCE Utility Subsidiaries in connection therewith. With respect to the Utility Subsidiaries not addressed in the NCE 100% Order, the Applicants submit herewith the requisite state certifications.

        Xcel has requested and received from each of the six state commissions having jurisdiction over Northern States Power Company (a Minnesota corporation) (“New NSP”), Northern States Power Company (a Wisconsin corporation) (“NSP-W”) and Black Mountain Gas Company a letter certifying that such state commission has jurisdiction over the respective Xcel system public utility companies and that such state commission will exercise such authority to protect ratepayers. Copies of these certifications are attached hereto as Exhibits D-12 through D-19.

         Such certifications attest to the adequacy of state commission oversight.

         The Applicants add the following Exhibits to this Application:
        (Filed in paper under cover of Form SE)

D-12	Order of the Michigan Public Service Commission, dated February 22, 2001, pursuant to Section 33(a)(2) of the 1935 Act.

D-13	Order of the Minnesota Public Utilities Commission, dated March 26, 2001, pursuant to Section 33(a)(2) of the 1935 Act.

D-14	Order of the North Dakota Public Service Commission, dated January 24, 2001, pursuant to Section 33(a)(2) of the 1935 Act.

D-15	Letter of North Dakota Public Service Commission, dated January 24, 2001, pursuant to Section 33(a)(2) of the 1935 Act.

D-16	Order of the South Dakota Public Utilities Commission, dated April 24, 2001, pursuant to Section 33(a)(2) of the 1935 Act.

D-17	Letter of South Dakota Public Utilities Commission, dated April 17, 2001, pursuant to Section 33(a)(2) of the 1935 Act.

D-18	Letter of Public Service Commission of Wisconsin, dated May 16, 2001, pursuant to Section 33(a)(2) of the 1935 Act.

D-19*	Letter of Arizona Corporation Commission dated _______, 2001, pursuant to Section 33(a)(2) of the 1935 Act.

•	To be filed by amendment.

SIGNATURE

        Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the Applicants have duly caused this amendment to Application/Declaration to be signed on its behalf by the undersigned thereunto duly authorized.

Xcel Energy, Inc.

		By:	/s/ Paul E. Pender
Vice President and Treasurer
Date:	October 12, 2001